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Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

Virgin River Casino Corporation

	Year Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in thousands)
Income before minority interest	$8,768	$(1,692)	$(1,201)	$2,109	$2,675	$7,633	$(1,018)
Change in value of swap	—	—	—	—	—	—	—
Interest expense	4,432	5,567	8,520	7,877	7,583	3,615	1,805
Interest portion of rent expense	171	206	239	255	246	126	122

Earnings	$13,371	$4,081	$7,558	$10,241	$10,504	$11,374	$909

Interest expense	4,432	5,567	8,520	7,877	7,583	3,615	1,805
Interest portion of rent expense	171	206	239	255	246	126	122

Fixed charges	4,603	5,773	8,759	8,132	7,829	3,741	1,927
Ratio of earnings to fixed charges	2.9	—	—	1.3	1.3	3.0	0.5
Insufficient	—	1,692	1,201	—	—	—	—

RBG, LLC

	Year Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in thousands)
Income before minority interest	$5,535	$(4,390)	$(5,148)	$(1,875)	$(101)	$4,538	$4,477
Change in value of swap	—	—	—	—	—	—	—
Interest expense	2,704	3,837	7,270	6,566	5,944	3,029	691
Interest portion of rent expense	171	206	239	255	246	126	122

Earnings	$8,410	$(347)	$2,361	$4,946	$6,089	$7,693	$5,290

Interest expense	2,704	3,837	7,270	6,566	5,944	3,029	691
Interest portion of rent expense	171	206	239	255	246	126	122

Fixed charges	2,875	4,043	7,509	6,821	6,190	3,155	813
Ratio of earnings to fixed charges	2.9	—	—	—	—	2.4	6.5
Insufficient	—	4,390	5,148	1,875	101	—	—

B & B B, Inc.

	Year Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in thousands)
Income before minority interest	$4,716	$3,947	$2,279	$(31)	$1,840	$1,408	$862
Change in value of swap	—	—	—	—	—	—	—
Interest expense	3	16	(20)	(24)	(2)	(11)	1,144
Interest portion of rent expense	20	20	36	45	38	19	23

Earnings	$4,739	$3,983	$2,295	$(10)	$1,876	$1,416	$2,029

Interest expense	3	16	(20)	(24)	(2)	(11)	1,144
Interest portion of rent expense	20	20	36	45	38	19	23

Fixed charges	23	36	16	21	36	8	1,167
Ratio of earnings to fixed charges	206.0	110.6	143.4	—	52.1	177.0	1.7
Insufficient	—	—	—	31	—	—	—

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  Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges